EXHIBIT 99.1

Company Contact: James Scully Chief Financial Officer (212) 209-8040 Investor Contact: Allison Malkin/Chad Jacobs/Joe Teklits Integrated Corporate Relations (203) 682-8200

J. CREW GROUP, INC. ANNOUNCES FIRST QUARTER FISCAL 2008 RESULTS

First Quarter Revenues Rise 15% to $340.6 million

First Quarter Operating Income Increases 20% to $53.0 million

Revises Guidance for Fiscal 2008

New York, NY – May 29, 2008 – J. Crew Group, Inc. [NYSE:JCG] today announced financial results for the three months ended May 3, 2008 (first quarter fiscal 2008).

First quarter highlights:

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Revenues increased 15% to $340.6 million. Store sales (Retail and Factory) increased 14% to $229.1 million, with comparable store sales increasing 2%. Comparable store sales increased 8% in the first quarter of fiscal 2007. Direct sales (Internet and Catalog) rose by 17% to $100.9 million. Direct sales increased 31% to $86.6 million in the first quarter of fiscal 2007.

•	Gross margin increased to 46.9% of revenues from 46.6% of revenues in the first quarter of fiscal 2007.

•	Operating income increased 20% to $53.0 million, or 15.6% of revenues, compared to $44.4 million, or 14.9% of revenues, in the first quarter of fiscal 2007.

•	Net income was $30.5 million, or $0.48 per diluted share, compared to $24.6 million, or $0.39 per diluted share, in the first quarter of fiscal 2007.

Millard Drexler, J. Crew’s Chairman and CEO stated: “I am pleased with our first quarter results. We are on a mission to be the best we can be on quality, style, design and service for our customers. We are dedicated to continuing to always build and invest in our company for the long term.”

Guidance

The Company issued its initial guidance for the second quarter and updated its guidance for fiscal 2008. The Company currently expects second quarter diluted earnings per share in the range of $0.31 to $0.33. For fiscal 2008, the Company currently expects diluted earnings per share in the range of $1.70 to $1.75, as compared to its previous guidance range of $1.85 to $1.87 and fiscal 2007 diluted earnings per share of $1.52. The Company’s revised expectations for fiscal 2008 include comparable store sales growth in the range of flat to low single-digits, Direct sales growth in the high single-digits and net square footage expansion of approximately 11%.

Balance Sheet highlights as of May 3, 2008

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Inventories at the end of the quarter were $174.5 million, reflecting the impact of 34 net stores opened since the first quarter of fiscal 2007 and 7 stores opened since the end of fiscal 2007 and the timing of inventory receipts as compared to last year’s first quarter.

•	Long-term debt was reduced to $100.0 million, which reflects the Company’s voluntary principal payments of $25.0 million during the first three months of fiscal 2008.

Conference Call Information

A conference call to discuss first quarter results is scheduled for today, May 29, 2008, at 4:30 PM Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-0784 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at www.jcrew.com. A replay of this call will be available until June 6, 2008 and can be accessed by dialing (877) 660-6853 and entering account number 3055 and conference ID number 286170.

About J. Crew Group, Inc.

J. Crew Group, Inc. is a nationally recognized multi-channel retailer of women’s and men’s apparel, shoes and accessories. As of May 29, 2008, the Company operates 206 retail stores (including 4 crewcuts and 8 Madewell stores), the J. Crew catalog business, jcrew.com, and 65 factory outlet stores. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website www.jcrew.com.

Forward-Looking Statements:

Certain statements herein are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the strength of the economy, changes in the overall level of consumer spending or preferences in apparel, our ability to compete with other retailers, the performance of the Company’s products within the prevailing retail environment, our strategy and expansion plans, reliance on key personnel, trade restrictions, political or financial instability in countries where the Company’s goods are manufactured, postal rate increases, paper and printing costs, availability of suitable store locations at appropriate terms and other factors which are set forth in the Company’s Form 10-K and in all filings with the SEC made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit (1)

J. Crew Group, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except percentages and share data)	Three Months Ended May 3, 2008	Three Months Ended May 5, 2007
Net sales
Stores	$229,109	$201,009
Direct	100,934	86,570

	330,043	287,579
Other	10,536	9,733

Total Revenues	340,579	297,312
Costs of goods sold, buying and occupancy costs	180,692	158,774

Gross Profit	159,887	138,538
As a percent of revenues	46.9%	46.6%
Selling, general and administrative expenses	106,841	94,165
As a percent of revenues	31.4%	31.7%

Operating income	53,046	44,373
As a percent of revenues	15.6%	14.9%
Interest expense, net	2,370	3,442

Income before income taxes	50,676	40,931
Provision for income taxes	20,175	16,282

Net income	$30,501	$24,649

Income per share:
Basic	$0.50	$0.41
Diluted	$0.48	$0.39
Weighted average shares outstanding:
Basic	61,192	59,731
Diluted	64,076	63,248

Exhibit (2)

J. Crew Group, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)	May 3, 2008	February 2, 2008	May 5, 2007
Assets
Current assets:
Cash and cash equivalents	$121,532	$131,510	$81,321
Inventories	174,493	158,525	144,759
Prepaid expenses and other current assets	32,850	33,293	37,242
Refundable income taxes	8,600	9,794	8,600

Total current assets	337,475	333,122	271,922
Property and equipment, net	174,438	168,292	125,208
Other assets	33,299	34,182	31,792

Total assets	$545,212	$535,596	$428,922

Liabilities and Stockholders’ equity
Current liabilities:
Accounts payable	$95,657	$101,277	$66,358
Other current liabilities	77,816	93,796	65,883
Income taxes payable	6,669	—	5,675

Total current liabilities	180,142	195,073	137,916
Long-term debt	100,000	125,000	175,000
Deferred credits	68,388	67,600	64,489
Other liabilities	7,715	7,601	6,435
Stockholders’ equity	188,967	140,322	45,082

Total liabilities and stockholders’ equity	$545,212	$535,596	$428,922

Exhibit (3)

Actual and Projected Store Count and Square Footage

Fiscal 2008

Quarter	Total stores open at beginning of the quarter	Number of stores opened during the quarter	Number of stores closed during the quarter	Total stores open at end of the quarter
1st Quarter (Actual)	260	7	0	267
2nd Quarter (Projected)	267	8	0	275
3rd Quarter (Projected)	275	14	0	289
4th Quarter (Projected)	289	14	2	301

Fiscal 2008

Quarter	Total gross square feet at beginning of the quarter	Gross square feet for stores opened or expanded during the quarter	Reduction of gross square feet for stores closed or downsized during the quarter	Total gross square feet at end of the quarter
1st Quarter (Actual)	1,688,016	38,685	(2,261)	1,724,440
2nd Quarter (Projected)	1,724,440	36,313	(7,899)	1,752,854
3rd Quarter (Projected)	1,752,854	61,895	(4,304)	1,810,445
4th Quarter (Projected)	1,810,445	71,406	(12,181)	1,869,670

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